This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.
Filed pursuant to Rule 424(b)(5)
Registration No. 333-136666

Subject to Completion, dated January 12, 2007

PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)

The Bear Stearns Companies Inc.

$[3,000,000] Accelerated Market Participation Securities
Linked to the S&P 500®, Due February [●], 2008

•
The Notes are linked to the performance of the S&P 500® (the “Index”) and are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date, you will receive the “Cash Settlement Value,” an amount in cash depending on the relation of the Final Index Level to the Initial Index Level.

•	If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

•	[200.00]% of the percentage increase in the Index multiplied by the principal amount of the Notes, and

•	[17.70-17.80]% (the maximum return on the Notes) multiplied by the principal amount of the Notes.

Thus, if the Final Index Level is greater than [108.85-108.90]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,177.00-1,178.00] per Note, which represents a maximum return of [17.70-17.80]%.

•
If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

•	$1,000 multiplied by an amount, in percentage terms, equal to the Final Index Level divided by the Initial Index Level.

•	The CUSIP number for the Notes is 073928T52.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-9.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and have been licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	[100.00]%	$[●]
Agent’s discount	[0.00]%	$[●]
Proceeds, before expenses, to us	[100.00]%	$[●]

Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the level of the Index at the time of the relevant sale.

We may grant Bear, Stearns & Co. Inc. a 30-day option from the date of this pricing supplement to purchase from us up to an additional $[●] of Notes at the public offering price to cover any over-allotments.

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about January [●], 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________

Bear, Stearns & Co. Inc.

January [●], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Accelerated Market Participation Securities (“AMPS”), Linked to the S&P 500®, Due February [●], 2008 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending on the relation of the Final Index Level to the Initial Index Level. If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of (i) [200.00]% of the percentage increase in the Index multiplied by the principal amount of the Notes, and (ii) [17.70-17.80]% (the maximum return on the Notes) multiplied by the principal amount of the Notes. Thus, if the Final Index Level is greater than [108.85-108.90]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,177.00-1,178.00] per Note, which represents a maximum return of [17.70-17.80]%. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the original public offering price of $1,000 per each $1,000 principal amount of Notes. In this case, we will pay you $1,000 multiplied by an amount, in percentage terms, equal to the Final Index Level divided by the Initial Index Level.

Selected Investment Considerations

•	Growth potential—The return, if any, on the Notes is based upon whether the Final Index Level is greater than or equal to the Initial Index Level.

•
Potential leverage in the increase, if any, in the Index—The Notes may be an attractive investment for investors who have a bullish view of the Index in the short-term. If held to maturity, the Notes allow you to participate in [200.00]% of the potential increase in the Index, not to exceed the maximum return of [17.70-17.80]%, representing a [8.85-8.90]% increase in the Initial Index Level.

•	Diversification—Because the Index represents a broad spectrum of the United States equity market, the Notes may allow you to diversify an existing portfolio.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than the original public offering price of $1,000.

•
Maximum return of [17.70-17.80]%—You will not receive more than the maximum return of [17.70-17.80]% at maturity. Because the maximum return on the Notes is [17.70-17.80]%, the maximum Cash Settlement Value is $[1,177.00-1,178.00]. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Index Level increases by more than [8.85-8.90]%.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—Because the Notes will not be listed on any securities exchange, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

Key Terms

Issuer:	The Bear Stearns Companies Inc.

Index:	Standard & Poor’s 500 Index® (ticker “SPX”), as published by S&P (the “Sponsor”).

Face amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Union shall be $100,000. The aggregate principal amount of the Notes being offered is $[3,000,000]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:
On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

Thus, if the Final Index Level is greater than [108.85-108.90]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,177.00-1,178.00] per Note, which represents a maximum return of [17.70-17.80]%.

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

Interest:	The Notes will not bear interest.

Initial Index Level:	Equals [●], the closing value of the Index on January [●], 2007.

Final Index Level:
Will be determined by the Calculation Agent and will equal the closing value of the Index on February [●], 2008, the “Calculation Date.” If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

Maturity Date:	The Notes will mature on February [●], 2008.

Exchange listing:	The Notes will not be listed on any securities exchange.

Index Business Day:	Means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Union shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes will mature on February [●], 2008. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in [200.00]% of the positive performance of the Index, if any, with a maximum return of [17.70-17.80]%. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the original public offering price of $1,000 per each $1,000 principal amount of Notes.

What will I receive at maturity of the Notes?

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. At maturity, if the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be less than the initial offering price in proportion to the percentage decline in the Index. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the initial public offering price of $1,000 per Note.

If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

Thus, if the Final Index Level is greater than [108.85-108.90]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,177.00-1,178.00] per Note, which represents a maximum return of [17.70-17.80]%.

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

The “Initial Index Level” equals [●], the closing value of the Index, as determined by the Sponsor, on January [●], 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of the Index, as determined by the Sponsor, on February [●], 2008, the Calculation Date. If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

The “Maturity Date” of the Notes is February [●], 2008.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.

Are the Notes principal protected?

No. The Notes are not principal protected and your principal investment in the Notes is at risk of loss. If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value you will receive will be proportionally less than the initial offering price, in proportion to the percentage decline in the Index. In this case your investment will result in a loss.

Will I receive interest on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Cash Settlement Value upon maturity of the Notes.

What is the Index?

Unless otherwise stated, all information on the Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Index is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

As of January 11, 2007, the common stocks of 423 companies, or 84.6% of the market capitalization of the Index, were traded on the New York Stock Exchange (“NYSE” ); the common stocks of 77 companies, or 15.4% of the market capitalization of the Index, were traded on The Nasdaq Stock Market (“Nasdaq”). As of that date, none of the common stocks included in the Index were companies traded on the American Stock Exchange (“AMEX”).

For more information, see the section “Description of the Index.”

How has the Index performed historically?

We have provided tables and graphs depicting the monthly performance of the Index from February 1998 through December 2006 and the year-end performance of the Index from 1945 through 2006. You can find these tables and graphs in the section “Description of the Index - Historical Data on the Index.” We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of the manner in which the Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Index is not an indication of the future performance of the Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the holders of the Notes would entitle the holders, or the Trustee (as defined herein) acting on behalf of the holders, to exercise rights and remedies available under the Indenture (as defined herein). If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the price performance of an underlying equity index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the underlying stocks comprising the Index. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to stocks underlying the Index;

•	believe that the Index will increase over the term of the Notes and that such increase will not exceed [17.70-17.80]%;

•
are willing to risk the possible loss of 100% of their investment in exchange for the opportunity to participate in [200.00]% of the appreciation, if any, in the Index (up to the maximum return of [17.70-17.80]%), and

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Index.

The Notes may not be a suitable investment for you if:

•	you seek full principal protection under all market conditions;

•	you seek current income or dividend payments from your investment;

•	you seek an investment that offers the possibility to fully participate in the potential appreciation of the Index;

•	you seek an investment with an active secondary market;

•	you are unable or unwilling to hold the Notes until maturity; or

•	you do not have a bullish view of the Index over the term of the Notes.

What Are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein before investing in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Index. However, your ability to participate in the appreciation of the Index is limited to the maximum return on the Notes of [17.70-17.80]%. Therefore, the maximum Cash Settlement Value is $[1,177.00-1,178.00] and the Cash Settlement Value will not reflect the increase in the Index if the Initial Index Level increases by more than [8.85-8.90]%. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Index will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price, in proportion to the percentage decline in the Index. You may receive less, and possibly significantly less, than the original public offering price of $1,000 per Note.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes until maturity. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Index.

The Index does not reflect the payment of dividends on the stocks underlying it. Therefore, the yield based on the Index to the maturity of the Notes will not produce the same yield as if you had purchased such underlying stocks and held them for a similar period.  You should refer to “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and in the stocks underlying the Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly than ours. In connection with your purchase of the Notes, you should investigate the Index and the stocks that underlie the Index and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

Your return cannot exceed [17.70-17.80]% over the term of the Notes, regardless of the positive percentage increase of the Final Index Level.

If the Final Index Level appreciates by more than [8.85-8.90]%, the Cash Settlement Value you will receive will equal the sum of the principal amount of the Notes, plus the product of the principal amount of Notes and [17.70-17.80]%. Under these circumstances, the Cash Settlement Value you receive at maturity may not fully reflect the performance of the Index.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the value of the Index will fluctuate in accordance with changes in the financial condition of the companies issuing the common stocks comprising the Index, the value of the underlying common stocks comprising the Index generally and other factors. The financial condition of the companies issuing the common stocks comprising the Index may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the value of the Index and thus in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying common stocks comprising the Index change. Investor perceptions regarding the companies issuing the common stocks comprising the Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Index may be expected to fluctuate until the Maturity Date.

The historical performance of the Index is not an indication of the future performance of the Index.

The historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying common stocks comprising the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the underlying common stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the values of the underlying common stocks in a specific market segment or the value of a particular underlying stock.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the value and volatility of the Index, whether the level of the Index is greater than or equal to the Initial Index Level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the level of the Index is less than, equal to or not sufficiently above the Initial Index Level. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the level of the Index is greater than the Initial Index Level or the amount by which the Final Index Level at any given point in time is less than the Initial Index Level. If you decide to sell your Notes when the level of the Index exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Index Level because of expectations that the Index Level will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the common stocks in the Index may also affect the level of the Index and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the level of the Index will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. Interest rates may also affect the economy and, in turn, the value of the Index, which (for the reasons discussed above) would affect the value of the Notes. Rising interest rates may lower the value of the Index and, thus, the value of the Notes. Falling interest rates may increase the value of the Index and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the value of the Index during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Index.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Index. In general, because the Index does not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields will likely increase the value of the Notes.

•
Events involving the companies issuing the common stocks comprising the Index. General economic conditions and earnings results of the companies whose stocks comprise the Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the stocks included in the Index may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the value of the Index.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Index.

State law may limit interest paid.

New York State law governs the Indenture under which the Notes will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, including debt securities such as the Notes. Under present New York law, the maximum rate of interest is 25% per annum, on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit as a holder of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Index for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the level of the Index. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Index. The policies of the Sponsor concerning the calculation of the Index will affect the value of the Index and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of the Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If this occurs, the Calculation Agent will determine the value of the Notes. As a result, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if the Sponsor discontinues or suspends calculation of the Index at any time prior to the Maturity Date and a Successor Index (as defined herein) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index. The value of the Index is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See “Description of the Notes - Discontinuance of the Index” and “Description of the Index.”

The Sponsor may change the companies underlying the Index in a way that adversely affects the level of the Index and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could adversely change the level of the Index and the value of the Notes. You should realize that changes in the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the companies whose stocks are included in the Index.

We are not affiliated with any of the other companies whose stock underlies the Index. Actions by any company whose stock is part of the Index may have an adverse effect on the price of its stock, the trading price of and the closing level of the Index, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We are not affiliated with any company included in the Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any company included in the Index. You should make your own investigation into the Index and the companies underlying the Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Index, the level of the Index, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Index or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the level of the Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs.

Hedging activities we or our affiliates may engage in may affect the level of the Index and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Index, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Index or the companies issuing the common stock included in the Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of common stocks included in the Index and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the value of the Index by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

Description of the Notes

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[3,000,000]. The Notes will mature on February [●], 2008 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Union shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes or any other payments on the Notes, until maturity.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. At maturity, if the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be less than the initial offering price, in proportion to the percentage decline in the Index. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the initial public offering price of $1,000 per Note.

If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

Thus, if the Final Index Level is greater than [108.85-108.90]% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $[1,177.00-1,178.00] per Note, which represents a maximum return of [17.70-17.80]%.

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

The “Initial Index Level” equals [●], the closing value of the Index, as determined by the Sponsor, on January [●], 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of the Index, as determined by the Sponsor, on February [●], 2008, the Calculation Date. If that day is not an Index Business Day, the next Index Business Day will be the Calculation Date.

The “Maturity Date” of the Notes is February [●], 2008.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Index or the future value of the Notes.

Because the level of the Index may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Index. You should not construe these examples or the data included in table and graph as an indication or assurance of the expected performance of the Notes.

You can review the historical levels of the Index in the section of this pricing supplement called “Description of the Index.” The historical performance of the Index included in this pricing supplement should not be taken as an indication of the future performance of the Index during the term of the Notes. It is impossible to predict whether the level of the Index will rise or fall during the term of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 1,425.00.

•	The maximum return on the Notes is [17.70]%

•	All returns are based on a 13-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

Example 1: The Final Index Level is greater than the Initial Index Level.

In this example, the Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,467.75, representing a 3.00% gain from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,060.00.

Example 2: The Final Index Level is greater than [108.85]% of the Initial Index Level, exceeding the maximum return.

In this example, the Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,781.25 representing a 25.00% gain from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,177.00.

Example 3: The Final Index Level is equal to the Initial Index Level.

In this example, the Index remains unchanged over the term of the Notes. On the Calculation Date, the Final Index Level is 1,425.00, equal to the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,000.00.

Example 4: The Final Index Level is less than the Initial Index Level.

In this example, the Index declines over the term of the Notes. On the Calculation Date, the Final Index Level is 1,068.75, representing a 25% loss in the value of the Index from the Initial Index Level. The Cash Settlement Value, using the formula below, will equal $750.00.

Summary of Examples 1 Through 4
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3	Example 4
Initial Index Level	1,425.00	1,425.00	1,425.00	1,425.00
Hypothetical Final Index Level	1,467.75	1,781.25	1,425.00	1,068.75
Value of Final Index Level relative to the Initial Index Level	Higher	Higher	Equal	Lower
Principal fully repaid?	Yes	Yes	Yes	No
Cash Settlement Value per Note	$1,060.00	$1,177.00	$1,000.00	$750.00

Table of Hypothetical Cash Settlement Values

Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity
1,425.00	1,775.00	+24.56%	$1,177.00	17.70%	1,425.00	1,412.50	-0.88%	$991.23	-0.88%
1,425.00	1,762.50	+23.68%	$1,177.00	17.70%	1,425.00	1,400.00	-1.75%	$982.46	-1.75%
1,425.00	1,750.00	+22.81%	$1,177.00	17.70%	1,425.00	1,387.50	-2.63%	$973.68	-2.63%
1,425.00	1,737.50	+21.93%	$1,177.00	17.70%	1,425.00	1,375.00	-3.51%	$964.91	-3.51%
1,425.00	1,725.00	+21.05%	$1,177.00	17.70%	1,425.00	1,362.50	-4.39%	$956.14	-4.39%
1,425.00	1,712.50	+20.18%	$1,177.00	17.70%	1,425.00	1,350.00	-5.26%	$947.37	-5.26%
1,425.00	1,700.00	+19.30%	$1,177.00	17.70%	1,425.00	1,337.50	-6.14%	$938.60	-6.14%
1,425.00	1,687.50	+18.42%	$1,177.00	17.70%	1,425.00	1,325.00	-7.02%	$929.82	-7.02%
1,425.00	1,675.00	+17.54%	$1,177.00	17.70%	1,425.00	1,312.50	-7.89%	$921.05	-7.89%
1,425.00	1,662.50	+16.67%	$1,177.00	17.70%	1,425.00	1,300.00	-8.77%	$912.28	-8.77%
1,425.00	1,650.00	+15.79%	$1,177.00	17.70%	1,425.00	1,287.50	-9.65%	$903.51	-9.65%
1,425.00	1,637.50	+14.91%	$1,177.00	17.70%	1,425.00	1,275.00	-10.53%	$894.74	-10.53%
1,425.00	1,625.00	+14.04%	$1,177.00	17.70%	1,425.00	1,262.50	-11.40%	$885.96	-11.40%
1,425.00	1,612.50	+13.16%	$1,177.00	17.70%	1,425.00	1,250.00	-12.28%	$877.19	-12.28%
1,425.00	1,600.00	+12.28%	$1,177.00	17.70%	1,425.00	1,237.50	-13.16%	$868.42	-13.16%
1,425.00	1,587.50	+11.40%	$1,177.00	17.70%	1,425.00	1,225.00	-14.04%	$859.65	-14.04%
1,425.00	1,575.00	+10.53%	$1,177.00	17.70%	1,425.00	1,212.50	-14.91%	$850.88	-14.91%
1,425.00	1,562.50	+9.65%	$1,177.00	17.70%	1,425.00	1,200.00	-15.79%	$842.11	-15.79%
1,425.00	1,550.00	+8.77%	$1,175.44	17.54%	1,425.00	1,187.50	-16.67%	$833.33	-16.67%
1,425.00	1,537.50	+7.89%	$1,157.89	15.79%	1,425.00	1,175.00	-17.54%	$824.56	-17.54%
1,425.00	1,525.00	+7.02%	$1,140.35	14.04%	1,425.00	1,162.50	-18.42%	$815.79	-18.42%
1,425.00	1,512.50	+6.14%	$1,122.81	12.28%	1,425.00	1,150.00	-19.30%	$807.02	-19.30%
1,425.00	1,500.00	+5.26%	$1,105.26	10.53%	1,425.00	1,137.50	-20.18%	$798.25	-20.18%
1,425.00	1,487.50	+4.39%	$1,087.72	8.77%	1,425.00	1,125.00	-21.05%	$789.47	-21.05%
1,425.00	1,475.00	+3.51%	$1,070.18	7.02%	1,425.00	1,112.50	-21.93%	$780.70	-21.93%
1,425.00	1,462.50	+2.63%	$1,052.63	5.26%	1,425.00	1,100.00	-22.81%	$771.93	-22.81%
1,425.00	1,450.00	+1.75%	$1,035.09	3.51%	1,425.00	1,087.50	-23.68%	$763.16	-23.68%
1,425.00	1,437.50	+0.88%	$1,017.54	1.75%	1,425.00	1,075.00	-24.56%	$754.39	-24.56%
1,425.00	1,425.00	0.00%	$1,000.00	0.00%	1,425.00	1,062.50	-25.44%	$745.61	-25.44%

Discontinuance of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the value to be used for the Final Index Level for the Index. The value to be used for the Final Index Level will be computed by the Calculation Agent in the same general manner previously used by the Sponsor. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of the Index.

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Final Index Level will be determined on the first succeeding Index Business Day on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than two Index Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the second Index Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level on that second Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the price of each security in the Index on the primary exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the price that would have prevailed on the primary exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that second Index Business Day.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchanges or Related Exchanges or otherwise, (A) relating to securities that comprise 20% or more of the level of the Index or (B) in futures or options contracts relating to the Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that comprise 20% or more of the level of the Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange;

(c) the closure on any Index Business Day of any Primary Exchange relating to securities that comprise 20% or more of the level of the Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Index Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Index Business Day for such Primary Exchange or Related Exchange; or

(d) any Index Business Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Index exists at any time, if a Market Disruption Event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE and The Nasdaq Stock Market suspended all trading for the entire day, and on October 27, 1997, the NYSE and The Nasdaq Stock Market suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the Notes, it would constitute a Market Disruption Event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

The S&P 500® Index (“SPX”)

We have derived all information relating to the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

S&P publishes the Index. The Index is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 11, 2007, shares of 423 companies included in the Index are traded on the New York Stock Exchange and shares of 77 companies included in the Index are traded on The Nasdaq Stock Market. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies included in each group, as of January 11, 2007, indicated in parenthesis: Industrials (52), Utilities (32), Telecommunication Services (9), Materials (29), Information Technology (76), Energy (33), Consumer Staples (38), Consumer Discretionary (88), Healthcare (55) and Financials (88). Changes in the Index are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The Index does not reflect the payment of dividends on the stocks included in the Index.

Computation of the Index

S&P currently computes the Index as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all component stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the Index.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the Index, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

In addition, S&P’s standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the Index and an Index component’s market value.

Month-End Closing Level of the Index

	1998	1999	2000	2001	2002	2003	2004	2005	2006
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.7	1,131.13	1,181.27	1,280.08
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09
June	1,133.84	1,372.71	1,454.60	1,224.38	989.82	974.50	1,140.84	1,191.33	1,270.20
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82
September	1,017.01	1,282.71	1,436.51	1,040.94	815.29	995.97	1,114.58	1,228.81	1,335.85
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63
December	1,229.23	1,469.25	1,320.28	1,148.04	879.82	1,111.92	1,211.92	1,248.29	1,418.30

The following graph illustrates the historical performance of the Index based on the closing level on the last Index Business Day of each month from January 1998 to January 2007.

License Agreement

We have entered into a non-exclusive license agreement with the Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned and published by the Sponsor, in connection with certain securities, including the Notes.

The license agreement between the Sponsor and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by the Sponsor. The Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The Sponsor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of the Sponsor and of the Index, which is determined, composed and calculated by the Sponsor without regard to us or the Notes. The Sponsor has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the Index. The Sponsor is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. The Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

The Sponsor does not guarantee the accuracy and/or the completeness of the Index or any data included therein and the Sponsor shall have no liability for any errors, omissions, or interruptions therein. The Sponsor makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the Index or any data included therein. The Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Sponsor have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between the Sponsor and us.”

All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Sponsor. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes. Except as provided below under “Federal Income Tax Consequences to Non-U.S. Holders,” this summary deals only with an owner of a Note that is:

•	a citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a “U.S. Holder”).

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle” or a “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or a “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

Federal Income Tax Treatment to U.S. Holders

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain.

Characterization of the Notes. Pursuant to the terms of the Notes, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service ( the “IRS”) in accordance with such treatment.

Payment on the Maturity Date. Assuming the Notes are treated as pre-paid cash-settled executory contracts, upon the receipt of cash on the Maturity Date of the Notes, a U.S. Holder will recognize capital gain or loss. The amount of such gain or loss will be the extent to which the amount of cash received differs from the U.S. Holder’s tax basis in the Notes (which, in general, will be the amount the U.S. Holder paid for its Notes). We intend to treat any such gain or loss as long-term capital gain or loss, as the case may be, if the U.S. Holder held the Notes for more than one year on the Maturity Date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, upon a sale or exchange of a Note prior to the Maturity Date, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Notes sold or exchanged. We intend to treat any such capital gain or loss as long-term capital gain or loss, as the case may be, if the U.S. Holder held the Notes for more than one year at the time of the sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

The treatment of the Notes described above is not binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Because there are no regulations, published rulings, or judicial decisions addressing the treatment for federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other treatments are possible. For example, it is possible that each Note could be treated as consisting of a cash-settled forward or other executory contract with respect to the Index and a deposit with us of cash in an amount equal to the principal amount of a Note to secure the U.S. Holder’s obligation to settle the forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis in respect of the deposit.

Alternatively, it is possible that the Notes could be treated as “contingent payment debt instruments” for federal income tax purposes. If the IRS were successful in asserting that the Notes are contingent payment debt instruments, the timing and character of income thereon would be significantly affected. For example, a U.S. Holder would be required to include in income in each year an amount equal to the “comparable yield” of the Notes, which is generally equal to the yield at which we would issue a noncontingent debt instrument with terms and conditions similar to the Notes. In addition, a “projected payment schedule” would be computed as of the closing date that would produce the comparable yield. Furthermore, any gain realized on the Maturity Date or upon an earlier sale or exchange of the Notes would generally be treated as ordinary income, and any loss realized on the Maturity Date or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of interest included as income in the current or previous taxable years by the U.S. Holder in respect of the Notes, and capital loss thereafter.

It is also possible that the IRS could assert that your Notes should be subject to the “constructive ownership” rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Notes. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Notes. If Section 1260 were to apply to the Notes, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Notes as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the Index during the period in which you hold the Notes and had actually sold covered calls in the manner that is hypothetically done in computing the Index. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the Index between the issue date for the Notes and the date of the disposition of the Notes.

It is also possible that the Notes could be treated as representing an ownership interest in the underlying components referenced in the Index solely for U.S. federal income tax purposes. In this event, the timing and character of U.S. Holders’ income, gain, loss, and deduction in respect of the Notes could differ from the treatment described above.

Finally, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. Although the proposed regulations do not apply to pre-paid executory contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of pre-paid forward or other executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward or other executory contracts, it is possible that a U.S. Holder could be required to accrue income over the term of the Notes. Even if the Notes are not treated as contingent payment debt instruments, or cash-settled forward or other executory contracts and deposits or constructive or actual ownership in the underlying components of the Index, other alternative U.S. federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Federal Income Tax Consequences to Non-U.S. Holders

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

We do not expect payments on the Notes to Non-U.S. Holders to be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

•	the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

•	the Index is actively traded within the meaning of section 871(h)(4)(C)(v) of the Code, and

•
the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

We expect that the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v). If any of the above conditions are not satisfied, payments on the Notes may be subject to a 30% withholding tax when paid, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI.

We do not expect gain realized on the sale, exchange or retirement of the Notes by a Non-U.S. Holder to be subject to U.S. federal income tax, unless:

•	the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, or

•
the Non-U.S. Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes if payments on the Notes to the Non-U.S. Holder would not have been subject to U.S. federal income or withholding tax at the time of death under the tests described above.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Accordingly, it is possible that the IRS could characterize the Notes in an alternative manner, such as representing an ownership interest in the underlying components referenced in the Index. Moreover, an alternative characterization of the Notes could apply by reason of a change or clarification of the law, by regulation. In either case, payments with respect to the Notes could be subject to withholding tax. In this event, we will withhold tax at the applicable statutory rate and will not pay “additional amounts” or otherwise “gross-up” the Non-U.S. Holders. Prospective Non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

The preceding discussion is only a summary of certain of the tax implications of an investment in notes. Prospective purchasers are urged to consult with their own tax advisors prior to investing to determine the tax implications of such investment in light of each such investor’s particular circumstances.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns are considered a "disqualified person" under the Code or a "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes and in part for hedging by us or one or more of our subsidiaries (including BSIL) of our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts included in the Index, futures contracts on the Index and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the level of the Index), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual futures contracts included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual futures contracts. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Index, individual futures contracts included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying futures contracts, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of such options, futures contracts or options on futures contracts or on the level of the Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[3,000,000]
Total	$[3,000,000]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear, Stearns & Co. Inc. at a discount of [●]% of the price at which the Notes are offered to the public. Bear, Stearns & Co. Inc. may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$[3,000,000]

Medium-Term Notes, Series B

Accelerated Market
Participation Securities

Linked to the S&P 500®
Due February [●], 2008

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

January [●], 2007

TABLE OF CONTENTS
Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-5
Risk Factors	PS-9
Description of the Notes	PS-16
Description of the Index	PS-24
Certain U.S. Federal Income Tax Considerations	PS-28
Certain ERISA Considerations	PS-32
Use of Proceeds and Hedging	PS-33
Supplemental Plan of Distribution	PS-33
Legal Matters	PS-34
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49